Exhibit 10.1

MANAGEMENT CASH INCENTIVE GOVERNING PLAN
Effective January 1, 2019

1. Purpose of the Plan
The purpose of the Management Cash Incentive Governing Plan (the “Plan”) is to provide the foundation for the Management Cash Incentive Plan, and all other cash incentive plans. The Plan is designed to (i) motivate, recognize, and reward designated Plan Participants for their contributions to the sustained performance and success of Northfield Bancorp, Inc. and its subsidiaries (the “Company” or the “Bank”) and (ii) link executive compensation to the attainment of specific corporate performance. The Plan serves as a critical component of a competitive total compensation package that enables the Company to attract and retain talent needed to drive the Company’s future success.
2. Definitions
Affiliate means Northfield Bank, or any other entity controlled by the Company.
Award means a cash payment made to a Participant pursuant to the terms of this Plan.
Base Salary means, as to a Performance Period, a Participant’s actual salary rate in effect as of the last business day of the Performance Period. Such salary shall be before (i) deductions for taxes and benefits, and (ii) deferrals of compensation pursuant to Company- or Affiliate-sponsored plans.
Board means the Board of Directors of the Company.
Code means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated there under, and any comparable provision of any future legislation or regulation amending, supplementing or superseding, such section or regulation.
Committee means the Compensation Committee of the Company’s Board of Directors, or any other committee appointed by the Board pursuant to Section 3.1 of the Plan.
Company means Northfield Bancorp, Inc, a Delaware corporation.
Determination Date means, as to a Performance Period, the date upon which the Committee sets forth in writing the Performance Measures attributable to a Participant or the Participants.  The Determination Date shall be no later than the earlier of (i) 90 days after the commencement of the Performance Period or (ii) the date on which 25 percent of the Performance Period has elapsed, provided, in either case, that the outcome is substantially uncertain at the time the Committee actually establishes the Performance Measures.1
Participant means, as to any Performance Period, an officer of the Company or an Affiliate at the level of senior vice president or above, or one who has been selected by the Committee for participation in the Plan for such Performance Period.
Performance Measure means the performance criteria set forth in Section 5.4 of the Plan.

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1 The “Determination Date” concept is set forth under the Code Section 162(m) regulations. Accordingly, since the qualified performance-based compensation exemption has been eliminated, technically, this concept is no longer required. However, we believe this may be a valuable concept to preserve, i.e., actually setting the performance measures before the outcome is likely to be quantified.

Performance Period means a period of not less than 12 months and not greater than 36 months that is designated by the Committee for the purposes specified herein. Subject to Code Section 162(m), the Committee may designate one or more Performance Periods which may or may not run concurrently.
Termination of Employment means the time when the employee-employer relationship between the Participant and the Company and its Affiliates is terminated for any reason, including, but not limited to, a termination by resignation, discharge, death, permanent disability, or retirement, but excluding any such termination where there is a simultaneous reemployment by either the Company or an Affiliate.
3. Administration of the Plan
3.1 The Plan shall be administered by the Compensation Committee (the “Committee”) of the Company who are “independent directors” as defined by the stock exchange rules to which the Company is subject..
3.2 Subject to the provisions of the Plan, the Committee shall have exclusive authority to select the Plan Participants for a Performance Period, determine the relative percentages of the Award based upon Company performance and individual performance, and determine the Award levels and the performance thresholds that must be achieved prior to payment of Awards. For each Performance Period, all such actions shall be taken by the Determination Date. Notwithstanding anything to the contrary herein, all Awards made by the Committee and any performance criteria established by the Committee with respect to an Award, shall be subject to the ratification of the Board of Directors.
3.3 The Committee shall have all discretion and authority necessary or appropriate to administer the Plan, including, but not limited to, the power to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it and to make all other determinations necessary or advisable in the administration of the Plan. Such determination shall be final and binding upon all persons having an interest in the Plan.
3.4 A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present, or any action taken without a meeting by a writing executed by a majority of the Committee, shall constitute the act of the Committee.
3.5 All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, or other persons, and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinion, or valuations of any such persons, in accordance with the Committee’s charter approved by the Board of Directors. No member of the Committee shall be personally liable for, and all members of the Committee shall be fully protected by the Company in respect of, any action, determination, or interpretation taken or made with respect to the Plan, unless such action, determination, or interpretation constitutes criminal misconduct, willful negligence, or demonstrates bad faith.
4. Eligibility and Participation
The Plan is designed for the benefit of those senior officers, and selected team members of the Company and its Affiliates whose responsibilities and performance significantly influence Company results. Plan Participants shall be selected by the Committee for each Performance Period prior to or on the Determination Date for such Performance Period. Participation in the Plan is on a Performance Period basis only and in the sole discretion of the Committee. No Participant with respect to a specific Performance Period shall be entitled to participate in the Plan in a subsequent Performance Period unless selected as a Participant for such Performance Period by the Committee.
5. Determination of Awards
5.1 Prior to or on the Determination Date, the Committee, in its sole discretion, shall assign each Participant a target Award and prescribe all other factors to be used for determining the amount of the Awards to be paid to Participants pursuant to the Plan for a Performance Period. The Committee shall also prescribe the percentage of the target Award for each Participant that will be determined based upon

Company Performance Measures and the percentage that will be determined based upon individual performance factors. Target Awards shall be expressed as a percentage of Base Salary. Notwithstanding any other provision of the Plan, the maximum Award payable pursuant to the Plan to a Participant for any Performance Period shall be 150% of the Target Award.
5.2 The Committee shall prescribe what portion of the target Award will be determined based upon each type of Performance Measure to be used for a Performance Period, and the level of achievement of each such goal for the Performance Period that must be reached to earn the portion of the target Award related to such goal. The Committee may also prescribe levels of achievement that will result in an Award higher or lower than the target Award and set minimum achievement thresholds below which no Award based on the particular performance goal will be paid.
5.3 Actual corporate performance will determine the amount of the portion of the Award related to Company performance for each individual Participant that has been earned based on the extent to which the pre-determined thresholds are achieved or exceeded by the Company. All calculations related to the Performance Measures listed in Sections 5.4 shall be made in accordance with generally accepted accounting principles and may exclude any significant non-recurring items that are specified by the Committee. Specifically, (i) Performance Measures based upon cash earnings or cash returns may refer to, or be calculated based upon, net income adjusted to exclude non-cash charges for goodwill amortization and non-cash amortization expenses relating to employee stock ownership plans and restricted stock plans and (if applicable) related tax benefits and (ii) Performance Measures based upon cash operating expenses shall refer to operating expenses, calculated in accordance with GAAP, adjusted to eliminate non-cash charges for goodwill amortization and non-cash amortization expenses relating to employee stock ownership plans and restricted stock plans and (if applicable) related tax benefits.
5.4 The Committee, in its sole discretion, may select the Performance Measures for any Performance Period from among the following:
i.Book value or tangible book value per share
ii.basic earnings per share;
iii.basic cash earnings per share;
iv.diluted earnings per share;
v.diluted cash earnings per share;
vi.net income or net income before taxes;
vii.cash earnings;
viii.net interest income;
ix.non-interest income;
x.non-interest expense to average assets ratio;
xi.efficiency ratio;
xii.cash efficiency ratio;
xiii.return on average assets;
xiv.cash return on average assets;
xv.return on average stockholders' equity;
xvi.cash return on average stockholders' equity;
xvii.return on average tangible stockholders' equity;
xviii.cash return on average tangible stockholders' equity;
xix.core earnings;

xx.operating income;
xxi.operating efficiency ratio;
xxii.net interest rate margin or net interest rate spread;
xxiii.growth in assets, loans, or deposits;
xxiv.loan production volume;
xxv.non-performing loans;
xxvi.cash flow;
xxvii.strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management; or
xxviii.any combination of the foregoing.
5.5 The Committee shall prescribe the portion of the target Award that will be determined based upon each type of individual performance goal to be used for a Performance Period, and the levels of achievement of each such goal for the Performance Period that must be reached to earn the portion of the target Award related to such goal. The Committee may also prescribe levels of achievement that will result in an Award higher or lower than the target Award and set minimum achievement thresholds below which no Award based on the particular performance goal will be earned. The portion of the Award related to individual performance goals shall be based upon satisfactory achievement of the individual performance goals established by the Committee. The Committee shall take into consideration the advice of the President and Chief Executive Officer of the Company for this purpose, but the Committee shall make the final determination.
5.6 Except as provided in this Section 5.6, Performance Measures established for a specified Performance Period shall not thereafter be subject to revision or alteration. In the event the Committee determines that a revision or alteration of the target Awards or Performance Measures for a specified Performance Period is appropriate, the Committee shall reestablish such target Awards or Performance Measures to maintain as closely as possible the previously established expected level of overall performance, taken as a whole, as is practicable. In connection with a possible revision or alteration of Performance Measures, the Committee may consider factors including, but not limited to, the occurrence of a business combination involving the Company, the declaration and distribution of stock dividends or stock splits, mergers, consolidation or reorganizations, acquisitions or dispositions of a material business units, or infrequently occurring or extraordinary gains or losses.
5.7 The Committee may, in its sole discretion, adjust the amount of an Award for any or all Participants if it determines that circumstances (including, but not limited to, the subjective appraisal of the Participant’s performance for the Performance Period) warrant.
5.8 Any provision of this Plan to the contrary notwithstanding, in the event that an individual becomes employed by the Company or an Affiliate after the beginning of the Performance Period and the Committee, in its sole discretion, selects such individual for participation in the Plan for such initial Performance Period of employment, the Committee may designate a short performance period (instead of the Performance Period) for purposes of this Plan for such Participant that ends on the last day of such Performance Period but begins on a date that is later than the first day of such Performance Period. In such event, the Committee shall establish levels of achievement for the short performance period for those performance factors selected by the Committee for such Participant under the preceding provisions of this Article 5. References in the Plan to the “Performance Period” with respect to any such Participant shall refer to the short performance period established by the Committee pursuant to this Section 5.6.

6. Payments To Participants and Reimbursements to the Company
Prior to the payment of any Awards, the Committee shall certify in writing the level of achievement for each Company performance goal for the Performance Period and the level of achievement by each Participant with respect to any individual performance goals applicable to such Participant’s award and determine the amount of the Award, if any, payable to each Participant. Payment of Awards shall be made in cash as soon as administratively practicable following the Committee’s certification. Participants shall be entitled to elect, prior to a date specified by the Compensation Committee, to defer receipt of a cash payment in accordance with the terms of any Company deferred compensation plan in effect at the time and applicable to such cash payment. Notwithstanding any contrary provision of the Plan, (a) if a Participant experiences a Termination of Employment prior to the end of a Performance Period and the established performance goals have been satisfied fully or partially, the Committee, in its sole discretion, may reduce or eliminate the Award to be paid to such Participant for such Performance Period pursuant to this Plan and the Award, if any, paid to such a Participant will be paid at the same time as applicable to all Participants, and (b) no provision of the Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. The Company shall withhold all applicable taxes required by law from any payment, including any federal, FICA, state, and local taxes.
Participants of this Plan agree that the Company has the right to recoup or “clawback” awards paid under this Plan if the Compensation Committee concludes that such awards were based on information that was later found to be materially incorrect, including awards that were determined, in whole or in part, on financial statement information that is subsequently restated. This includes any error that is material to previously-issued financial statements that results in notification that they cannot be relied upon. Additionally, if the Committee determines, upon review of the facts and circumstances, that an executive officer conducted his or herself in violation of the terms of the executive officer’s Employment Agreement, the Committee may determine that incentive compensation awards may or may not be revoked. Participants of the Plan agree that such recoupment would be made in accordance with prevailing laws and regulations. The Company also has the right to revise its clawback requirements, or policies subject to this Plan, if changes in laws and regulations require (or permit) the Company to do so.
7. Employment Rights
Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Participant’s employer to discharge or change the terms of employment of any Participant at any time for any reason whatsoever, with or without cause.
8. Effect Upon Other Plans
The adoption of the Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company or any Affiliate, and the Plan shall not preclude the Board from establishing any other forms of incentive compensation for employees of the Company or its Affiliates.
9. Governing Law
The Plan shall be construed, administered, and enforced according to the laws of the State of New Jersey, without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law.
10. Notices
Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection, or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to the Committee, at the Company’s principal executive offices, and to a Participant, to the Participant’s address as shown in the Company’s personnel records.
11. Successors and Assigns
The provisions of the Plan shall inure to the benefit of and be binding upon, the Participants and their respective legal representatives and testate or intestate distributes, and the Company, its Affiliates, and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred.
12. Amendment, Suspension, or Termination of the Plan
The Board, in its sole discretion, may alter, amend, or terminate the Plan, or any part thereof, at any time and for any reason.
13. Severability
If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.
15. Effective Date
The Plan shall be effective upon adoption by the Board of Directors of the Company.